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                                                                    EXHIBIT 99.1


Contact:

Investors:                                                             Media:
Ann Tanabe                                                             Daniel Budwick
Director, Investor Relations and Corporate Communications              BMC Communications
Encysive Pharmaceuticals                                               (212) 477-9007 ext. 14
(713) 796-8822

Stephen L. Mueller
Vice President, Finance and Administration
Encysive Pharmaceuticals
(713) 796-8822

Hershel Berry
The Trout Group
(415) 392-3385


                              FOR IMMEDIATE RELEASE

          ENCYSIVE PHARMACEUTICALS REPORTS SECOND QUARTER 2004 RESULTS

                    COMPANY COMPLETES ENROLLMENT IN STRIDE-4

                CONFERENCE CALL SCHEDULED FOR 4:30 P.M. ET TODAY

HOUSTON, TX - JULY 28, 2004 - Encysive Pharmaceuticals (NASDAQ: ENCY) today announced financial results for the second quarter ended June 30, 2004. The Company also announced that it has closed enrollment in STRIDE-4, a placebo controlled trial evaluating two dosages of Thelin(TM) versus placebo in patients with pulmonary arterial hypertension (PAH).

"We have made significant progress in the second quarter towards the completion of our comprehensive Thelin clinical program," said Bruce D. Given, M.D., President and Chief Executive Officer of Encysive Pharmaceuticals. "With STRIDE-4 and STRIDE-6 fully enrolled and our pivotal study STRIDE-2 on track to complete enrollment in the third quarter, the Company is successfully advancing its commercialization strategy of marketing the first selective endothelin antagonist in PAH."

SECOND QUARTER 2004 FINANCIAL OVERVIEW

For the second quarter of 2004, the Company reported a net loss of approximately $12.3 million, or $0.23 per basic and diluted share, compared to a net loss of approximately $14.1 million, or $0.32 per basic and diluted share, for the same period last year. The loss in 2003 included a one-time charge of $8.4 million related to acquiring full rights to Thelin(TM). After removing the $8.4 million charge in 2003, the increased loss in 2004 over 2003 in the second quarter is primarily the result of increased research and development costs associated with our late-stage clinical trial program supporting Thelin(TM).

Revenue for the second quarter of 2004 was approximately $3.4 million compared to $2.2 million for same period in 2003. In the second quarter, the Company's royalties on net sales of Argatroban by GlaxoSmithKline (GSK) increased to $2.0 million from $1.1 million earned in the same period in 2003, an increase of 76 percent.

Cash, cash equivalents and investments at June 30, 2004, were approximately $60.6 million compared to approximately $85.5 million on December 31, 2003.

UPDATED GUIDANCE

Previously, the Company had announced plans to license rights for marketing Thelin(TM) outside North America. In June 2004, the Company announced its intention to reserve all marketing rights for Thelin(TM). As a result of this change in strategy, the Company expects to incur additional development costs, including costs associated with regulatory filings in countries outside North America. Additionally, during the first six months of 2004, the Company elected to accept patients beyond its original expectations in certain of the clinical trials and added additional human pharmacology studies. The revised outlook for expenses in 2004, detailed below, reflects these additional Thelin(TM) development costs.

Royalty revenues during the first six months of 2004 have exceeded original estimates due to higher-than-expected sales of Argatroban by GSK. Encysive has, therefore, revised royalties guidance, also detailed below.

                                                      Original Outlook                 Revised Outlook
                                                      ----------------                 ---------------
   Royalties                                       $6.7 to $7.6 million             $7.5 to $8.5 million
   Revenues (including royalties)                  $9.0 to $10.0 million            $10.0 to $11.0 million
   Expenses (net of Revotar minority interest)     $55.0 to $58.0 million           $64.0 to $67.0 million
   Investment income                               $0.8 to $1.0 million             $0.8 to $1.0 million
   Net loss                                        $(46.0) to $(48.0) million       $(54.0) to $(57.0) million
   Cash and investments at year end                $32.0 to $34.0 million           $25.0 to $27.0 million

SECOND QUARTER HIGHLIGHTS

   o GlaxoSmithKline's dedicated hospital sales force continues to make sales inroads for Argatroban, increasing net sales by 76% for the quarter. Encysive is increasing its full-year guidance for Argatroban royalties from $6.7 - $7.6 million to $7.5 - $8.5 million.

   o The Company presented new data on Thelin(TM) at the American Thoracic Society Meeting in May, including results from long-term exposure to Thelin(TM) and data demonstrating that 100 mg of Thelin(TM) was as effective as 300 mg.

   o Enrollment was closed in STRIDE-6 (bosentan failure study) in June with top line clinical data expected in the fourth quarter of 2004.

   o The Company announced its intention to reserve all marketing rights to Thelin(TM). It had previously planned to license rights for marketing the product outside of North America, while preserving for itself U.S. and Canadian rights. The Company intends to allow the market to continue to grow globally before making a final decision on any marketing plans outside North America.

   o J. Kevin Buchi, Chief Financial Officer of Cephalon, Inc., joined Encysive's Board of Directors.

STRIDE-4 CLOSES ENROLLMENT

The Company today also announced that STRIDE-4, a phase III, randomized double-blind, placebo controlled, 18-week safety and efficacy study in patients with PAH, has exceeded itS target of enrolling 90 patients. In this trial, patients were randomized to receive one of three treatments: Thelin(TM) 50 mg once daily; Thelin(TM) 100 mg once daily; or placebo.

UPCOMING EVENTS

   o  Adams, Harkness and Hill Inc. investor presentation on August 5, 2004

   o Thelin(TM) data to be presented at European Society of Cardiology meeting from August 28 to September 1 in Germany and the European Respiratory Society meeting from September 4-8, 2004, in Scotland.

   o  Closure of STRIDE-2 enrollment expected in the third quarter 2004

   o  Participation in UBS investor conference September 27-30, 2004

   o Corporate presence at The American College of Chest Physicians, American Heart Association, American College of Rheumatology

   o  STRIDE-6 (bosentan failure study) top line clinical data


                           Conference Call Information

You may access the conference call scheduled for Wednesday, July 28, 2004, at 4:30 p.m. ET either through the call-in number or an audio webcast. The access number for the call is (612) 332-0720.

Or, you may participate live online via Encysive's web site at www.encysive.com.

The webcast replay will be available, in addition to a call replay, beginning July 28, 2004, at 8 p.m. ET through August 2, 2004. The telephone replay can be accessed by calling (320) 365-3844 and entering passcode 738874.

ABOUT THELIN(TM) AND PAH

Thelin(TM) is a small molecule that blocks the action of endothelin, a potent mediator of blood vessel constriction and growth of smooth muscle in vascular walls. Endothelin receptor antagonists may prove to be effective in the treatment of a variety of diseases where the regulation of vascular constriction is important. Thelin(TM) is 6,500 fold selective in the targeting of the endothelin A receptor.

Pulmonary arterial hypertension is a condition that involves high blood pressure and structural changes in the walls of the pulmonary arteries, which are the blood vessels that connect the right side of the heart to the lungs. PAH causes shortness of breath, limits activity, and is eventually fatal unless treated successfully with heart and lung transplant. Primary and secondary PAH are estimated to afflict approximately 80,000 to 100,000 people worldwide, many of whom are children and young women.

Side effects of Thelin(TM) seen in the program to date, and which occurred more frequently than in placebo, include liver dysfunction (increased ALT and AST), headache, edema, constipation, nasal congestion and flushing. Because Thelin(TM) inhibits the metabolism of warfarin, the dose of warfarin should be adjusted downward when co-administered with Thelin(TM).

ABOUT ENCYSIVE PHARMACEUTICALS

Encysive Pharmaceuticals Inc., a biopharmaceutical company focused on the discovery, development and commercialization of novel drugs, is recognized for our expertise in small molecule drug development and vascular biology. Argatroban, our first FDA-approved product, is being marketed by GlaxoSmithKline for heparin-induced thrombocytopenia. Encysive Pharmaceuticals is in Phase III development of the endothelin antagonist, Thelin(TM), for pulmonary arterial hypertension. Our majority-owned affiliate, Revotar Biopharmaceuticals AG, is in Phase II development with the selectin antagonist, bimosiamose, in asthma, psoriasis and atopic dermatitis. Encysive Pharmaceuticals has several other research and development programs ongoing for a range of cardiovascular and inflammatory diseases. To learn more about Encysive Pharmaceuticals please visit our web site: http://www.encysive.com.

This press release contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are timing and cost of our clinical trials, attainment of research and clinical goals and milestones of product candidates, attainment of required government approvals, sales levels of our products and availability of financing and revenues sufficient to fund development of product candidates and operations. In particular, careful consideration should be given to cautionary statements made in the various reports Encysive Pharmaceuticals, including as Texas Biotechnology Corporation, has filed with the Securities and Exchange Commission. The Company undertakes no duty to update or revise these forward-looking statements.

                 ENCYSIVE PHARMACEUTICALS INC. AND SUBSIDIARIES
                        UNAUDITED SELECTED FINANCIAL DATA
                  AMOUNTS IN THOUSANDS (EXCEPT PER SHARE DATA)

                       Consolidated Summary of Operations

                                                                  Three Months Ended June 30,            Six Months Ended June 30,
                                                                  ---------------------------           ---------------------------
                                                                    2004               2003               2004               2003
                                                                  --------           --------           --------           --------
Revenues                                                          $  3,390           $  2,228           $  6,225           $  5,444

Operating Expenses
   Research and development                                         13,193              6,304             25,208             10,523
   Purchase of in-process R&D                                         --                8,363               --                8,363
   Equity in loss of Encysive, L.P.                                   --                 --                 --                2,386
   General and administrative                                        2,742              2,258              5,227              4,412
                                                                  --------           --------           --------           --------
Total expenses                                                      15,935             16,925             30,435             25,684
                                                                  --------           --------           --------           --------
Operating loss:                                                    (12,545)           (14,697)           (24,210)           (20,240)

Investment income, net                                                 135                264                485                637

Minority interest in Revotar                                           104                313                298                503
                                                                  --------           --------           --------           --------
Net loss                                                          $(12,306)          $(14,120)          $(23,427)          $(19,100)
                                                                  ========           ========           ========           ========

Net loss per common share:
(basic and diluted)                                               $  (0.23)          $  (0.32)          $  (0.45)          $  (0.44)
Weighted average common shares
outstanding:
(basic and diluted)                                                 52,550             43,764             52,364             43,745

                      Condensed Consolidated Balance Sheets


                                                               June 30, 2004           December 31, 2003
                                                               -------------           -----------------
Cash, cash equivalents and investments                            $60,599                    $85,488
   and accrued interest
Other assets                                                        8,902                      8,910
                                                                  -------                    -------
Total assets                                                       69,501                     94,398
                                                                  =======                    =======

Total liabilities less deferred revenue                            10,903                     15,918
Deferred revenue                                                    1,960                      2,241
Minority interest in Revotar                                        1,085                      1,383
Stockholders' equity                                               55,553                     74,856
                                                                  -------                    -------
Total liabilities and stockholders' equity                        $69,501                    $94,398
                                                                  =======                    =======


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